Exhibit 10.42

November 26 2024

Dear Gerardo,

On behalf of TransMedics, Inc., (the "Company"), I am very pleased to offer you employment with the Company contingent upon successful completion of the reference and background check processes, as well as verification of your eligibility for employment within three business days of the Start Date pursuant to the Immigration Reform and Control Act. This letter agreement (“Agreement”) sets forth the terms and conditions of your employment with TransMedics, Inc. (the “Company”), should you timely accept our offer.

1.
Position. Your position will be Chief Financial Officer, reporting to Dr. Waleed Hassanein, the Company’s Chief Executive Officer. In addition, from time to time the Company may assign you other duties and responsibilities consistent with your position. As a full- time employee of the Company, you will be expected to devote your full business time and energy to the business and affairs of the Company. Your principal work location will be at the Company’s headquarters, currently located in Andover, Massachusetts.
2.
Start Date and Nature of Relationship. Your employment start date is expected to be on or before December 2, 2024 (the date that you actually begin employment with the Company, the “Start Date”). The terms and conditions contained in this Agreement are contingent upon your becoming employed by the Company. Your employment with the Company will be for no specified period and will constitute “at-will” employment. Should you decide to terminate your employment at any time, you are required to provide the Company with 90-days’ written notice (which period of notice may be waived, in whole or in part, by the Company in its sole discretion), except as otherwise provided in the Retention Agreement. No provision of this Agreement shall be construed to create an express or implied employment contract between you and the Company for any specific period of time.
3.
Compensation and Benefits. During your employment, as compensation for the services performed by you for the Company and subject to your performance of your duties and responsibilities for the Company, the Company will provide you with the following compensation and benefits:
a)
Base Salary. The Company will pay you a base salary at the rate of $450,000 per year, payable in accordance with the Company’s normal payroll practices. Your base salary will be eligible for potential discretionary merit increases, in the discretion of the CEO with approval by the compensation committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).
b)
Annual Bonus. Beginning in fiscal 2025, for any fiscal year for which the Compensation Committee approves an annual bonus, you will be eligible to be considered for an annual bonus with a target equal to fifty percent (50%) of your annual base salary. The annual bonus payment, if any, will be based on Company performance against corporate objectives, functional performance and/or your individual performance as determined by the CEO with the approval of the Compensation Committee. In any event, except as provided in the Retention Agreement (as hereinafter defined), you must be an active TransMedics employee in good standing on the date that any annual bonus is paid in order to receive the annual bonus.
c)
Equity-Based Compensation.
i.
Subject to approval by the Board of Directors or the Compensation Committee as soon as possible but no later than the first Board or Compensation Committee meeting following your employment start date, in connection with this offer of employment and as an inducement to your accepting employment with the Company, you will be granted an equity award comprised of stock options and restricted stock units. The Company will grant to you an option to purchase shares of the Company’s common stock having a grant date value, determined in accordance with the Company’s procedures for equity awards, of approximately $1,000,000. The exercise price will reflect the closing stock price of the Company’s common stock on the date of grant. The option will vest as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to the remaining shares in equal monthly installments over three years thereafter, subject to continued service. The Company will also grant to you restricted stock units having a grant date value, determined in accordance with the Company’s procedures for equity awards, of approximately $1,000,000. The restricted stock units will vest as to 25% of the underlying shares on the first four anniversaries of the vesting commencement date, subject to continued service. The equity award will be granted under the Company’s equity incentive plan or inducement equity incentive plan (either, the “Plan”) and will be subject to all of the terms and conditions set forth in the Plan and the equity agreements governing the option and RSU’s. These documents will be provided to you at the time, or as soon as practical after, the equity award is granted to you. In the event of any conflict between this letter and the Plan or the equity agreements, the Plan and the equity agreements will control.
ii.
You will be eligible to be considered for the grant of other equity-based awards commensurate with your position and responsibilities. The amount, terms, and conditions of any such equity-based awards will be determined by the Board or the Compensation Committee in its discretion based on performance and achievement of milestones consistent with other senior executives of the Company.
iii.
The terms and conditions of any equity-based awards granted to you, including the initial equity award contemplated by Section 3(c)(i), will be set forth in the Plan under which the award is granted and an award agreement evidencing the award, which will be provided to you at or following the time the applicable equity-based award is granted to you. In the event of any conflict between this Agreement and the Plan or award agreement governing your equity award, the applicable Plan and/or the award agreement will control.
d)
Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, including business-related travel, subject to any maximum annual limit and other restrictions on such expenses determined by the Company and to such reasonable substantiation and documentation as the Company may specify from time to time.
e)
Benefits. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement or the Retention Agreement (for example, severance pay) or under any other agreement to which you are a party. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, in each case, as in effect from time to time in effect. In addition, while you are employed, the Company will provide you with a laptop computer and an iPhone with a Company-paid voice and data plan. The company will pay for all reasonable costs associated with maintaining your professional license, membership fees for academic and professional organizations, and attendance at professional conferences during your employment by the Company. The Company retains the right to amend, modify or terminate any of its employee benefit plans or any particular benefit at any time.
f)
Other. You acknowledge and agree that all compensation paid to you shall be subject to the Company’s Policy for Recoupment of Incentive Compensation, as well as any other clawback or similar policy in effect from time to time.
4.
Retention Agreement. In connection with your commencement of employment, you will enter into an Executive Retention Agreement in substantially the form set forth as Exhibit A hereto (the “Retention Agreement”) pursuant to which you will be eligible to receive certain severance payments and/or benefits in the event your employment with the Company is terminated under certain circumstances on the terms and conditions set forth in the Retention Agreement. The Retention Agreement will become effective as of the Start Date. Except as set forth in the Retention Agreement, if your employment with the Company terminates for any reason, you will be entitled to receive your base salary and benefits (but not any incentive compensation) through the date of termination and your right to receive any other compensation or benefits hereunder will terminate as of the date of such termination.
5.
Restrictive Covenants. The Company considers the protection of its confidential information and proprietary materials to be very important. Concurrent with this Agreement, you will execute a Business Protection Agreement with the Company in substantially the form set forth as Exhibit B hereto (such agreement, together with any other restrictive covenant obligations you enter into with the Company, the “Restrictive Covenant Agreements”). Notwithstanding anything to the contrary in this Agreement, in the event you breach any provision of the Restrictive Covenant Agreements, the Company’s obligation to pay or provide, or continue to pay or provide, any severance benefits within the Retention Agreement will immediately cease.
6.
Withholding. All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company, its successors or any of their respective affiliates under applicable law.
7.
Section 409A. Notwithstanding anything to the contrary in this Agreement, or if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts or benefits payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death, except to the extent such amounts or benefits are not subject to the requirements of Section 409A of the Code. For purposes of this Agreement, to the extent required to avoid adverse tax consequences under Section 409A of the Code, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A- 1(i) of the Treasury regulations. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In addition, any reimbursement payable to you that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
8.
Section 280G. If all, or any portion, of the payments or benefits provided under this Agreement, either alone or together with any other payment or benefit which you receive or are entitled to receive from the Company or an affiliate, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, notwithstanding anything in this Agreement or any other agreement or plan to the contrary, you shall be entitled to receive: (i) the amount of such payments or benefits, reduced such that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”) or (ii) if the amounts otherwise payable hereunder and under any other agreement or plan of the Company or its subsidiaries (without regard to clause (i)), reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code), would be greater than the Limited Amount reduced by all taxes applicable thereto, the amounts otherwise payable hereunder. All determinations under this Section 8 shall be made by an accounting, consulting or valuation firm selected, and paid for, by the Company. In the event of any conflict between this Section 8 and the Retention Agreement, the Retention Agreement shall control.
9.
Successors. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign any of its rights and obligations under this Agreement without your consent to any of its subsidiaries or affiliates or to any person with whom the Company shall hereafter effect a reorganization, consolidation or merger, or to whom the Company shall hereafter transfer all or substantially all of the properties or assets related to the business for which you work. In the event of any such assignment, references in this Agreement to “the Company” shall be deemed to refer to such subsidiary, affiliate, or other person to the extent of the rights and/or obligations so assigned. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors and permitted assigns.
10.
General.
a)
This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous communications, agreements, and understandings, written or oral, with respect to the subject matter hereof. No amendment to this Agreement will be permitted except in writing, signed by the parties hereto. For the avoidance of doubt, the Restrictive Covenant Agreements and any agreements evidencing stock options or other equity-based awards shall remain in full force and effect in accordance with their respective terms.
b)
This Agreement shall be governed by the law of the Commonwealth of Massachusetts, without regard to any conflict of laws provisions.
c)
This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

We are very excited to have you join our team and are confident you will have a tremendous impact. Please do not hesitate to contact me if I can answer any questions or if I can be of any additional help. If you agree to the terms and conditions of this Agreement, please execute the Agreement in the space provided below and sign the Retention Agreement (EXHIBIT A) and the Business Protection Agreement (EXHIBIT B) and return them to me by November 26, 2024.

Sincerely,

/s/ Breanne K. Buzay

Breanne K. Buzay

SVP, Human Resources

NAME: /s/ Gerado Hernandez Date: December 1, 2024

Exhibit A

TRANSMEDICS, INC.

Executive Retention Agreement

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) by and between TransMedics, Inc., a Delaware corporation (the “Company”), and Gerardo P. Hernandez Omana (the “Executive”) is made as of November __, 2024 and effective as of the date the Executive begins employment with the Company (the “Effective Date”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the employment and dedication of the Company’s key personnel; and

WHEREAS, the Board has identified the Executive as one of the Company’s key personnel.

NOW, THEREFORE, as an inducement for and in consideration of the Executive commencing employment and remaining in the Company’s employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.

1. Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection) that is (i) a change in the ownership Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), (ii) a change in the effective control of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)), or (iii) a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) the liquidation or dissolution of the Company.

1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.3 “Cause” means willful misconduct by the Executive or willful failure (which failure is not cured within 30 days of written notice to the Executive from the Company) by the Executive to perform the Executive’s responsibilities to the Company (including, without limitation, breach by the Executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Executive and the Company), as determined by the Company; provided, however, that, following the Change in Control Date, Cause means (a) willful failure by the Executive, which failure is not cured within 30 days of written notice to the Executive from the Company, to perform the Executive’s material responsibilities to the Company or (b) willful misconduct by the Executive which affects the business reputation of the Company.

1.4 “Date of Termination” means the effective date of an employment termination, as further described in Section 3.2.

1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

1.6 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless: (i) the Executive has given written notice to the Company of the Executive’s intention to terminate the Executive’s employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (ii) the Executive has provided the Company with at least 30 days in which to cure the circumstances, and (iii) if the Company is not successful in curing the event or circumstance, the Executive ends the Executive’s employment within 30 days following the end of the cure period after giving not less than 15 days’ advance notice. Moreover, if such event or circumstance has been fully corrected within the cure period, such event or circumstance may not be used by the Executive at any time thereafter as basis for establishing Good Reason.

(a) a material adverse change by the Company in the Executive’s duties, authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control

Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”); provided, however, that a “material adverse change” following a Change in Control shall not include any diminution in authority, duties or responsibilities that is solely attributable to the change in the Company’s ownership structure but does not otherwise change the Executive’s authority, duties or responsibilities (except in a positive manner) otherwise with respect to the Company’s business;

(b) a material reduction in the Executive’s base compensation as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

(c) a material change by the Company in the location at which the Executive performs the Executive’s principal duties for the Company to a new location that is more than 50 miles from the location at which the Executive performed the Executive’s principal duties for the Company immediately prior to the Measurement Date;

(d) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1; or

(e) any material breach by the Company of this Agreement or any employment agreement with the Executive.

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) if neither a termination of the Executive’s employment with the Company described in Section 4.1(a) below nor a Change in Control has occurred during the Term (as defined below), the expiration of the Term, (b) if a termination of the Executive’s employment with the Company described in Section 4.1(a) below occurs during the Term or within twenty-four (24) months following a Change in Control, the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 and 5.3 or (c) if a Change in Control occurs prior to expiration of the Term (as defined below), the later of (i) the date twenty-four (24) months after the Change in Control Date and (ii) if the Executive’s employment with the Company terminates within twenty-four (24) months following the Change in Control Date, the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 and 5.3. ‘Term’ shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2025; provided, however, that commencing on January 1, 2026 and each January 1 thereafter, the Term shall be automatically extended for one additional year.

3. Employment Status; Termination of Employment.

3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.2 and Section 4.2.

3.2 Termination of Employment.

(a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within twenty-four (24) months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Following the Change in Control Date, any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination. Following the Change in Control Date, the Date of Termination shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, following the Change in Control Date, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder; provided, however, that any fact or circumstance which contributes to a showing of Good Reason must be asserted within 90 days of its first occurring and the Company shall have at least 30 days in which to cure such fact or circumstance consistent with the terms of Section 1.6 above.

(c) Following the Change in Control Date, any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective) after the Change in Control Date, the Executive shall be entitled to a hearing before the Board at which the Executive may, at the Executive’s election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.

(d) Any Notice of Termination for Good Reason given by the Executive, whether prior to or following the Change in Control Date, must be given consistent with Section 1.6 above.

4. Benefits to Executive upon Termination.

4.1 Termination of Employment without Cause or for Good Reason and prior to Change in Control. If, during the Term and prior to the occurrence of a Change in Control, but after the twelve (12)-month anniversary of the Effective Date, the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then:

(a) on the Date of Termination, the Company shall pay to the Executive, in a lump sum in cash, the sum of (i) the Executive’s base salary earned but unpaid as of the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), provided that such payment of deferred compensation is consistent with any elections the Executive may have made with respect thereto, (iii) any accrued but unpaid vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as the “Accrued Obligations”) and at the same time that annual bonuses are paid to active executives, the Company shall pay to the Executive, in a lump sum in cash, any annual bonus relating to the fiscal year prior to such termination to the extent earned based on performance (the “Prior Year’s Bonus”); and

(b) provided that Executive executes and does not revoke the release consistent with Section 4.7 below, the Company shall:

(i) pay to the Executive, in twelve (12) monthly installments beginning in the first payroll period following the Release Effective Date (as defined in Section 4.7), the amount equal to the sum of (A) the Executive’s highest annual base salary during the three-year period prior to the Date of Termination and (B) the Executive’s highest annual bonus during the three-year period prior to the Date of Termination, reduced by any amounts payable to the Executive under any non-competition or similar agreement with respect to the same period; and

(ii) pay to the Executive an amount equal to the product of (A) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) to the Executive for the most recently completed fiscal year and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, payable at same time annual bonuses are payable to active employees (but in all events prior to two and one-half months following the end of the year to which the bonus relates).

(ii) for a period of twelve (12) months following the Release Effective Date, to the extent permitted by applicable non-discrimination rules, continue to provide group health insurance coverage to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive employment had not been terminated, in accordance with the applicable plan in effect on the Date of Termination or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other similarly-situated executives of the Company and its affiliated companies, pursuant to the federal COBRA law; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive group health insurance from such employer on terms at least as favorable to the Executive and the Executive’s family as those being provided by the Company, then the Company shall no longer be required to provide such coverage to the Executive and the Executive’s family.

If, during the Term but prior to both the twelve (12)-month anniversary of the Effective Date and the occurrence of a Change in Control, the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then on the Date of Termination, in lieu of the amounts set forth above, the Company shall pay to the Executive, in a lump sum in cash, the Accrued Obligations and shall pay the Prior Year’s Bonus when annual bonuses are paid to executives generally and, provided that Executive executes and does not revoke the release consistent with Section 4.7 below, the Company shall continue to pay the Executive’s base salary for six (6) months following the Date of Termination, in six (6) monthly installments beginning in the first payroll period following the Release Effective Date (as defined in Section 4.7).

4.2 Termination of Employment without Cause or for Good Reason following Change in Control. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within twenty-four (24) months following the Change in Control Date, then:

(a) the Company shall pay to the Executive the Accrued Obligations, which shall be paid in one lump sum in cash on the Date of Termination, and the Prior Year’s Bonus, which shall be paid in a lump sum in cash when annual bonuses are paid to executives generally; and

(b) provided the Executive executes and does not revoke the release consistent with Section 4.7 below, the Company shall:

(i) pay the amount equal to the sum of (A) 1.5 multiplied by the Executive’s highest annual base salary during the three-year period prior to the Date of Termination, (B) the Executive’s highest annual bonus during the three-year period prior to the Date of Termination, and (C) the Executive’s target annual bonus for the year in which the Date of Termination occurs, which shall be paid in one lump sum within 10 days after the Release Effective Date; provided that if the Date of Termination precedes the closing of the Change in Control, then the foregoing amount shall be paid in accordance with the terms of Section 4.1(b)(i) until the closing date of the Change in Control and thereafter shall be paid out in accordance with this Section 4.2(b)(i);

(ii) for eighteen (18) months following the Release Effective Date, to the extent permitted by applicable non-discrimination rules, continue to provide group health insurance coverage to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable plan in effect on the Measurement Date or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other similarly-situated executives of the Company and its affiliated companies, pursuant to the federal COBRA law; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive group health insurance from such employer on terms at least as favorable to the Executive and the Executive’s family as those being provided by the Company, then the Company shall no longer be required to provide such coverage to The Executive and the Executive’s family; and

(iii) each outstanding option to purchase shares of Common Stock of the Company and each other equity-based award, including without limitation, restricted stock units, held by the Executive shall vest in full (with any performance-based equity awards vesting at target levels) and, as applicable, become immediately exercisable in full.

4.3 Resignation without Good Reason following Change in Control; Termination for Death or Disability. If the Executive voluntarily terminates the Executive’s employment with the Company within 24 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Company shall pay the Executive (or the Executive’s estate, if applicable) the Accrued Obligations in a lump sum in cash on the first regular payroll after the Date of Termination.

4.4 Termination for Cause; Resignation without Good Reason prior to Change in Control; Termination without Cause or Resignation for Good Reason on or prior to the 12-month anniversary of the Effective Date and prior to Change in Control. If the Company terminates the Executive’s employment with the Company for Cause or if the Executive voluntarily terminates the Executive’s employment with the Company without Good Reason, then the Company shall pay the Executive, in a lump sum in cash on the Date of Termination, the sum of (a) the Executive’s base salary earned through the Date of Termination, (b) the amount of any compensation previously deferred by the Executive, provided that such payment of deferred compensation is consistent with any elections the Executive may have made with respect thereto, and (c) any accrued but unpaid vacation pay, in each case to the extent not previously paid.

4.5 Taxes.

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.5(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(l) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.5, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 4.5(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.5(b) shall be referred to as a “Section 4.5(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided bylaw.

(c) For purposes of this Section 4.5, the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.5(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.5(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 4.5(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that the Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.5(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by Bank of America or its successor, compounded monthly from the date that such payments originally were due.

(e) The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by the Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Executive in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-lQ/A-24(b) or (c)).

(f) The provisions of this Section 4.5 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.6 Distributions; Section 409A of the Code.

(a) Subject to the provisions in this Section 4.6, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the Executive’s Date of Termination. It is intended that each installment of the payments and benefits provided under this Section 4 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (each within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Section 4.

(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under this Section 4 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and such payments and benefits shall be paid or provided on the dates and terms set forth in this Agreement; and

(ii) Each installment of the severance payments and benefits due under this Section 4 that is not described in Section 4.6(c)(i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Executive), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the separation from service occurs.

(d) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this Section 4.6, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414 and 414(c) of the Code.

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Sections 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) Notwithstanding anything herein to the contrary, neither the Company, the Board nor its or their designees or agents shall have any liability to the Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

4.7 Release; Sole Remedy. The Company’s obligation to make the severance payments and provide the severance benefits to the Executive under this Agreement are conditioned upon (i) the execution and non-revocation by the Executive of a release of claims (in a form provided by the Company within fourteen (14) days following the end of Executive’s employment) (the “Release”) within 60 days following the Date of Termination, and (ii) the Executive’s compliance with any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Executive and the Company, provided that the Executive shall be deemed to have been in compliance with the provisions of such agreement if, within ten (10) days of written notice thereof, such noncompliance is cured, unless the Board determines in good faith that noncompliance is not curable, and (b) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment for any reason. The date on which the Release becomes effective shall be the “Release Effective Date.” Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Release Effective Date shall be no earlier than January 1 of such subsequent calendar year.

4.8 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.1(b)(i) and Section 4.5, the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

5. Disputes.

5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Boston, Massachusetts, in accordance with the

Employment Arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

5.2 Expenses. If the Change in Control Date occurs during the Term, the Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur after the Change in Control Date as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. Prior to the Change in Control Date occurring during the Term, the parties agree that the prevailing party shall be entitled to recover from the other party, to the full extent permitted by law, all legal, accounting and other fees and expenses which the other may reasonably incur as a result of any claim or contest regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

5.3 Compensation During a Dispute. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within twenty-four (24) months following the Change in Control Date, and the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which the Executive is entitled to receive) are the subject of a bona fide dispute between the Company and the Executive, the Company shall continue (a) to pay to the Executive the Executive’s base salary in effect as of the Measurement Date and (b) to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them, if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the Measurement Date, until such dispute is resolved either by mutual written agreement of the parties or by an arbitrator’s award pursuant to Section 5.1. Following the resolution of such dispute, the sum of the payments made to the Executive under clause (a) of this Section 5.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within 60 days of the resolution of such dispute.

6. Successors.

6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 200 Minuteman Road, Andover, Massachusetts 01810, Attn: Chief Executive Officer, and to the Executive at the Executive’s last residential address on file at the Company (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8. Miscellaneous.

8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

8.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

8.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.7 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.8 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

8.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.10 Executive’s Acknowledgements. The Executive acknowledges that the Executive: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Ropes & Gray LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

TRANSMEDICS, INC.

By:
Waleed H. Hassanein, M.D. Its President and Chief Executive Officer

[NAME]

Exhibit B

BUSINESS PROTECTION AGREEMENT

This Business Protection Agreement (the “Agreement”) is made by and between TransMedics, Inc. (the “Company”), and NAME (the “Employee”). For good consideration, including the compensation to be paid to the Employee, the stock option grant that will be made to the Employee and the Employee’s being granted access to the good will, trade secrets and other confidential information of the Company and its affiliates, and in consideration and as a condition of the employment or continued employment of the Employee by the Company, the Employee and the Company agree to be bound by this Agreement, as follows:

1.
CONDITION OF EMPLOYMENT.

The Employee acknowledges that the Employee’s employment and/or the continuance of that employment with the Company is contingent upon the Employee’s agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s and its affiliates’ business.

2.
PROPRIETARY AND CONFIDENTIAL INFORMATION.

A.
The Employee agrees that during the course of employment with the Company, the Employee has and will come into contact with and learn various forms of Confidential Information and Trade Secrets, which are the property of the Company. “Confidential Information” are items of information relating to the Company or its affiliates, or their respective products, services, customers, suppliers, vendors, business partners, and employees, that have been developed, compiled, or acquired by the Company at its great effort and expense. The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s or any of its affiliates’ business or financial affairs is and shall be the exclusive property of the Company and its affiliates. By way of illustration, but not limitation, Confidential Information includes discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data obtained pursuant to the Employee’s duties and responsibilities, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company or any of its affiliates. Confidential Information shall also include any comparable information that the Company or any of its affiliates has received belonging to others, or which was received by the Company or any of its affiliates with an obligation or understanding that it would not be disclosed. “Trade Secret” means any and all information, knowledge or data in any form whatsoever, tangible or intangible, that is considered a trade secret under applicable law. Except as otherwise permitted by Section 5 below, the Employee will not disclose any Confidential Information or Trade Secrets to any person or entity or use the same for any purposes (other than as required for the proper performance of the Employee’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after the Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee or any other person or entity owing a duty of confidentiality to the Company or any of its affiliates. While employed by the Company, the Employee will use the Employee's best efforts to prevent unauthorized publication or disclosure of any of Confidential Information or Trade Secrets. The Employee understands and agrees that the restrictions set forth in this Section 2A. shall continue to apply after the termination of the Employee’s employment for any reason.

B.
The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Confidential Information or Trade Secrets, whether created by the Employee or others, which come into the Employee’s custody, possession or control, shall be and are the exclusive property of the Company and its affiliates to be used by the Employee only in the proper performance of the Employee’s duties for the Company and shall not be copied or removed from the Company’s premises except as required in the proper pursuit of the business of the Company or its affiliates. All such materials or copies thereof and all tangible property of the Company or any of its affiliates in the custody, possession or control of the Employee shall be delivered to the Company, upon the earlier of (i) a request by a duly authorized office of the Company or (ii) termination of the Employee’s employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property. The Employee also agrees to disclose to the Company, at the time the Employee’s employment terminates or at such earlier time or times as a duly authorized officer of the Company may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Employee has password-protected on any computer equipment, network or system of the Company or any of its affiliates.

C.
The Employee agrees that the Employee’s obligation not to disclose or to use information and materials of the types set forth in Sections 2.A. and 2.B. above, and the Employee’s obligation to return materials and tangible property, set forth in Section 2.B. above, also extends to such types of information, materials and tangible property of customers of the Company of its affiliates or suppliers to the Company or its affiliates or other third parties who may have disclosed or entrusted the same to the Company, its affiliates or to the Employee in the course of the Company’s business with any understanding, express or implied, that it will not be disclosed.

3.
DEVELOPMENTS.

A.
The Employee has attached hereto, as Appendix 1, a list describing all discoveries, ideas, inventions, improvements, enhancements, processes, procedures, methods, designs, plans, projects, systems, techniques, strategies, works, developments, software, and works of authorship, or modifications or derivatives of any of the foregoing (whether or not patentable, copyrightable or constituting trade secrets) which were created, made, conceived, developed or reduced to practice by the Employee prior to the Employee’s employment by the Company and which are owned by the Employee, which relate directly or indirectly to the current or anticipated future business of the Company or any of its affiliates, and which are not assigned to the Company hereunder (collectively, “Prior Developments”); or, if no such list is attached, the Employee represents that there are no Prior Developments. The Employee agrees not to incorporate any Prior Developments into any product, material, process, or service of the Company or any of its affiliates without prior written consent of an officer of the Company. If the Employee does incorporate any Prior Development into any product, material, process or service of the Company or any of its affiliates, the Employee hereby grants to the Company a non-exclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license, with the right to sublicense through multiple tiers, to make, have made, use, offer for sale, sell, import, export, reproduce, modify, prepare derivative works, display, perform, promote, market, transmit, distribute, permit the online use of or otherwise exploit such Prior Development and to practice any method related thereto.

B.
The Employee will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, procedures, methods, designs, plans, projects, systems, techniques, strategies, works, developments, software, and works of authorship, or modifications or derivatives of any of the foregoing (whether or not patentable , copyrightable or constituting trade secrets) which are created, made, conceived, developed or reduced to practice by the Employee or under the Employee’s direction or jointly with others during the Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). The Employee acknowledges that each original work of authorship which is made by the Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment with the Company and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act, and shall, upon creation, be owned exclusively by the Company. The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all the Employee’s right, title, and interest in and to all Developments (other than Prior Developments listed on Appendix 1, if any) and all related patents, patent applications, copyrights and copyright applications. However, this Section 3.B. shall not apply to Developments that the Employee develops entirely on the Employee’s own time without using the Company’s equipment, supplies, facility, or Trade Secrets except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the Employee for the Company. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3.B. shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments, even after termination of any work on behalf of the Company. For purposes of this Agreement, “moral rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

C.
The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development or to assign the Developments to the Company (or any person or entity designated by the Company). The Employee will not charge the Company for time spent in complying with these obligations. The Employee further agrees that if the

Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.
OBLIGATIONS TO THIRD PARTIES.

The Employee represents that, except as the Employee has disclosed in writing to the Company on Appendix 1 attached hereto, the Employee is not bound by the terms of any agreement with any previous employer or other party or any court order to refrain from using or disclosing any Trade Secret or Confidential Information in the course of the Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that the Employee’s performance of all the terms of this Agreement and the performance of the Employee’s duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or non-competition agreement) or any court order, and that the Employee will not disclose to the Company or any of its affiliates or induce the Company or any of its affiliates to use any confidential or proprietary information or material belonging to any previous employer or others.

5.
SCOPE OF DISCLOSURE RESTRICTIONS.

Nothing in this Agreement prohibits the Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. The Employee is not required to notify the Company of any such communications. Further, notwithstanding the Employee’s confidentiality and nondisclosure obligations, the Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Notwithstanding the foregoing immunity from liability, the Employee understands that the Employee may be held liable if the Employee unlawfully accesses trade secrets by unauthorized means. Nothing in this Agreement shall be construed to preclude the Employee from discussing the Employee’s compensation with others, or from discussing the compensation of other employees to the extent such compensation information was voluntarily disclosed to Employee by the individual in question.

6.
UNITED STATES GOVERNMENT OBLIGATIONS.

The Employee acknowledges that the Company and its affiliates from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company and its affiliates regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company and its affiliates under such agreements.

7.
NON-SOLICITATION.

A.
Non-Solicitation of Business Partner: While the Employee is employed by the Company and for a period of one (1) year after the cessation of such employment for any reason (the “Non-Solicitation Period”), the Employee will not, directly or indirectly, either alone or in association with others: (a) solicit or encourage, or attempt to solicit or encourage, any Business Partner of the Company or any of its affiliates, with whom Employee had Material Contact, to terminate or diminish its relationship with the Company or any of its affiliates; or, (b) seek to persuade any Business Partner or prospective Business Partner of the Company or any of its affiliates, with whom Employee had Material Contact, to conduct with anyone else any business or activity which such Business Partner conducts or could conduct, or such prospective Business Partner could conduct, with the Company or any of its affiliates. “Business Partner” shall mean the clients, customers, accounts, vendors, suppliers or other business partners whom are or have been associated with the Company or any of its affiliates at any time within the last two (2) years of the Employee’s employment with the Company or whose business has been solicited on behalf of the Company or any of its affiliates by any of its officers, employees or agents within the last two (2) years of the Employee’s employment with the Company (excluding solicitation by form letter, blanket mailing or published advertisement). For the purpose of this Section 7, “Material Contact” shall mean contact, in the last two (2) years of the Employee’s employment with the Company, between the Employee and any Business Partners: (a) about whom or which the Employee dealt on Company’s or any of its affiliates’ behalf; (b) whose dealings with the Company or any of its affiliates were coordinated or supervised by Employee; (c) about whom the Employee obtained Confidential Information in the ordinary course of business as a result of Employee’s association with the Company; or, (d) who receives or received products or services authorized by the Company or any of its affiliates, the sale or provision of which results/resulted in compensation, commissions, or earnings for the Employee.

B.
Non-Solicitation of Employees: During the Non-Solicitation Period, the Employee will not, directly or indirectly, either alone or in association with others: (i) solicit, induce or attempt to solicit or induce, any Protected Employee or Independent Contractor of the Company or any of its affiliates to terminate his or her employment or other engagement with the Company or any of its affiliates; or, (ii) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an employee or independent contractor, any Protected Employee or Independent Contractor. “Protected Employee or Independent Contractor” shall mean any employee or independent contractor of the Company or any of its affiliates that the Employee during the last two (2) years of the Employee’s employment with the Company: (a) had work-related contact; or, (b) about whom the Employee obtained Confidential Information. This Section 7.B. shall not apply to the recruitment or hiring or other engagement of any Protected Employee or Independent Contractor whose employment or other engagement with the Company or any of its affiliate has been terminated for a period of six months or longer.

C.
The Employee agrees that, during the Non-Solicitation Period, the Employee will give notice to the Company of each new business activity, outside of the ordinary course of their employment with the Company, that the Employee plans to undertake, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the entity. The Employee further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his obligations under this Agreement. During the Non-Solicitation Period, the Employee agrees to provide a copy of this Agreement to all persons and Entities with whom the Employee seeks to be hired or do business before accepting employment or engagement with any of them.

8.
NON-COMPETITION.

A.
While the Employee is employed by the Company and for a period of one (1) year after the cessation of such employment for any reason other than termination by the Company without “Cause” or due to layoff (the “Non-Competition Period”), the Employee will not, directly or indirectly, engage or assist others in engaging (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise), except as the passive holder of not more than 5% of the outstanding stock of a publicly-held company, in any Restricted Capacity, to a Competitive Business in the Restricted Territory. For the purposes of this Section 8, (i) “Competitive Business” means any business or enterprise competitive with the Company’s or any of its affiliates’ business, including, but not limited to, any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or actively planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company or any of its affiliates at any time during the Employee’s employment with the Company or, with respect to the portion of the Non-Competition Period that follows cessation of the Employee’s employment, as of such cessation; (ii) “Cause” means (solely with respect to this Agreement and notwithstanding any other agreement between the Company and the Employee containing this defined term) the occurrence of any of the following, as determined by the Company’s Board of Directors in its reasonable discretion: (1) the Employee’s failure to perform their duties and responsibilities to the Company or its affiliates, or the performance of their duties and responsibilities to the Company or its affiliates in a manner deemed by the Company to be in any way unsatisfactory; (2) the Employee’s breach of this Agreement or any other agreement between the Employee and the Company or any of its affiliates; (3) the Employee’s commission of, or plea of nolo contendere to, a felony or other crime; (4) any misconduct by the Employee or other conduct by the Employee that is or could reasonably be expected to be harmful to the business interests or reputation of the Company or any of its affiliates; (5) the Employee’s violation or disregard for any rule or procedure or policy of the Company or any of its affiliates; (6) any other reasonable basis for Company dissatisfaction with the Employee, including for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior; or (7) any other grounds for discharge that are reasonably related, in the Company’s good faith judgment, to the needs of the business of the Company or any of its affiliates; (iii) “Restricted Capacity” means (A) any capacity during the Employee’s employment or (B) with respect to the portion of the Non-Competition Period that follows termination of the Employee’s employment, any capacity to the extent involving any of the types of services that the Employee provided to the Company or any of its affiliates within the last two (2) years of the Employee’s employment with the Company; and (iv) “Restricted Territory”, means the geographical area in which: (A) with respect to the period of the Employee’s employment, the Company or any of its affiliates does business or is actively planning to do business; or, (B) with respect to the portion of the Non-Competition Period following termination of the Employee’s employment, the Employee, at any time within the last two (2) years of the Employee’s employment with the Company, provided services or had a material presence or influence on behalf of the Company or any of its affiliates.

B.
The Employee agrees that during the Non-Competition Period, the Employee will give notice to the Company of each new business activity the Employee plans to undertake, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is to be undertaken and the Employee’s business relationship or position with the entity. The Employee further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his obligations under this Agreement. During the Non-Competition Period, the Employee agrees to provide a copy of this Agreement to all persons and Entities with whom the Employee seeks to be hired or do business before accepting employment or engagement with any of them.

9.
MISCELLANEOUS.

A.
Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its affiliates and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company and its affiliates substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company and its affiliates, in addition to such other remedies which may be available to them, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief. In addition, in the event of any breach or anticipatory breach of this Agreement by the Employee, any grant of temporary, preliminary, or permanent injunctive relief against the Employee, or the Employee’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

B.
Not an Employment Contract; At-Will Employment. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Employee’s employment for any period of time, and does not change the at-will nature of the Employee’s employment. Pursuant to the at-will nature of the Employee’s employment with the Company, the employment relationship between the Employee and the Company may be terminated by either the Employee or the Company at any time, with or without cause and with or without notice.

C.
Tolling of Restrictions. If the Employee breaches any restriction set forth in Section 7 of this Agreement, the applicable time period relating to such restriction shall be extended for a period of time equal to that period of time that the Employee has been in breach (not to exceed the maximum duration specified for each such restriction). If Employee violates any fiduciary duty to the Company or any of its affiliates or unlawfully takes any confidential or proprietary information or other property belonging to the Company or any of its affiliates, the Non-Competition Period will extend by the time during which they engage in such violation(s), for up to a total of two (2) years following the termination of the Employee’s employment.

D.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which, or into which, the Company may be merged, or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

E.
Interpretation. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

F.
Severability. In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

G.
Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

H.
Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. The Employee freely and voluntarily consents to the personal jurisdiction and venue of the state or federal courts in the Commonwealth of Massachusetts for any action relating to or arising from this Agreement.

I.
Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed, or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in the material terms of the Employee’s job, including but not limited to changes in duties, title, reporting structure, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

J.
Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

EMPLOYEE acknowledgeS that (1) the Company provided EMPLOYEE with this Agreement by the earlier of (a) the date of a formal offer of employment from the Company or (b) ten (10) business days before the commencement of employment with the Company, (2) EMPLOYEE HAS been and IS hereby advised of EMPLOYEE’S right to consult an attorney before signing this Agreement, AND (3) HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

TransMedics, Inc.
Date: ______________________	By:____________________________

EMPLOYEE

Date:________________________ _______________________________

NAME

APPENDIX 1

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED

UNDER SECTION 3(A) OR CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 4

Title Date Identifying Number or Brief Description

Except as indicated above on this Appendix 1, I have no Prior Developments to disclose pursuant to Section 3.A. of this Agreement and no agreements to disclose pursuant to Section 4 of this Agreement.

EMPLOYEE:

By:

Name:

NAME